EXHIBIT 12.1

                              VAN DE KAMP'S, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                      Period
                                                                   September 19,
                                                      Year ended   1995 through
                                                        June 30,      June 29,
                                                          1997          1996
                                                      ----------    ------------
Income (loss) before income taxes                     $   6,530     $    (672)
Fixed charges:
Interest expense                                         32,499        12,469
Amortization of deferred financing expense                2,108           607
Interest portion of rentals                                 162            58
                                                      ---------     ---------

Earnings available for fixed charges                  $  41,299     $  12,462
                                                      =========     =========

Fixed charges:
Interest expense                                      $  32,499     $  12,469
Amortization of deferred financing expense                2,108           607
Interest portion of rentals                                 162            58
                                                      ---------     ---------

                                                      $  34,769     $  13,134
                                                      =========     =========

Ratio of earnings to fixed charges(1)                      1.19         -
                                                      =========     =========

(1) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing fees and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.